Exhibit 99.1

Dollar Tree, Inc. Board Authorizes $1.5 Billion Share Repurchase Program

CHESAPEAKE, Va. – October 7, 2011 - Dollar Tree, Inc. (NASDAQ: DLTR), North America’s leading operator of discount variety stores selling everything for $1 or less, today announced that its Board of Directors has authorized the repurchase of an additional $1.5 billion of its common stock.  Stock repurchases may be made, from time-to-time, either in the open market or through privately negotiated transactions, at management's discretion, depending on market conditions and other factors, in accordance with Securities and Exchange Commission requirements.

The Company has invested more than $1.9 billion for share repurchase since 2003, including $414.7 million in 2010 and $345.9 million in 2011, to date.

“Dollar Tree continues to demonstrate the ability to self-fund growth while generating substantial free cash,” said President and CEO Bob Sasser.  “The new share repurchase authorization reflects our commitment to build value for long-term shareholders and our confidence in the future.”

Dollar Tree operated 4,242 stores in 48 states and 4 Canadian Provinces as of July 30, 2011.

A WARNING ABOUT FORWARD LOOKING STATEMENTS:  This press release contains "forward looking statements" as that term is used in the Private Securities Litigation Reform Act of 1995.  Forward looking statements address future events, developments or results and typically use words such as believe, will, anticipate, expect, intend, plan, forecast, or estimate.  For example, our forward-looking statements include statements regarding our intentions to repurchase stock, our future cash flow and our ability to fund future growth.  A further list and description of these risks, uncertainties and other matters can be found in the Company's annual report and other reports filed from time to time with the Securities and Exchange Commission.  For a discussion of the risks, uncertainties and assumptions that could affect our future events, developments or results, you should carefully review the "Risk Factors," "Business," and "Management's Discussion and Analysis of Financial Condition and Results of Operations" sections in our Annual Report on Form 10-K filed March 17, 2011 and our Quarterly Report on Form 10-Q filed August 18, 2011.  In light of these risks and uncertainties, the future events, developments or results described by our forward looking statements in this document could turn out to be materially and adversely different from those we discuss or imply.  Dollar Tree cautions that the foregoing list of important factors may not be complete, and we are not obligated to release publicly any revisions to any forward looking statements contained in this press release to reflect events or circumstances occurring after the date of this report and you should not expect us to do so.

CONTACT:	Dollar Tree Stores, Inc., Chesapeake
Timothy J. Reid
757-321-5284
www.DollarTree.com